SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012 (December 5, 2012)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 5, 2012, we entered into a new $1.25 billion five-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A, as the administrative agent, and a syndicate of banks and financial institutions and other agents parties thereto (the “Credit Agreement”).

The Credit Agreement provides for a $1.25 billion senior secured revolving credit facility, under which we may borrow and reborrow from time to time. We will use borrowings under the Credit Agreement for working capital and other general corporate purposes, including share repurchases, dividends and the financing of acquisitions. Our obligations under the Credit Agreement are guaranteed by certain of our material domestic subsidiaries. The obligations under the facility are secured by a lien on substantially all of our assets and the assets of our material domestic subsidiaries, subject to certain exceptions.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and customary events of default, including non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, breach of covenants, insolvency or inability to pay debts, bankruptcy, or a change in control (as defined in the Credit Agreement). We also must maintain a leverage ratio.

The Credit Agreement allows for acceleration upon certain events of default or the expiration of cure periods with respect to certain events of default. The Credit Agreement contains incremental facilities which would allow us to increase or get new commitments under the revolving facility and/or incur new term loans, subject to the terms of the Credit Agreement.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	$1,250,000,000 Credit Agreement, dated as of December 5, 2012, among Sirius XM Radio Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: December 10, 2012